AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), effective as of the 30th day of April, 2002, by and among Uranium Power Corporation, a Colorado corporation (“UPC”), on its behalf and on behalf of its wholly-owned subsidiary, UPC Merger, Inc., a newly formed Colorado corporation (“Newco”), October Sun, a Nevada Corporation (“October Sun”), on its behalf and on behalf of its wholly-owned subsidiary, Anhydride Petroleum (USA), Inc., a newly formed Colorado corporation (“Anhydride Petroleum (USA)”), and Anhydride Petroleum (Canada), Inc., a Canadian corporation and wholly-owned subsidiary of October Sun (“Anhydride Canada”).

RECITALS

        A.     October Sun and UPC are parties to that certain Option Agreement, dated as of September 10, 2001 (the “Option Agreement”), whereby October Sun granted UPC the right to purchase all of the outstanding shares of its then wholly-owned subsidiary Anhydride Canada.

        B.     October Sun and UPC now wish to close the transactions contemplated in the Option Agreement in a manner that the Boards of Directors of October Sun and UPC have determined to be in the best interest of, and beneficial to, their respective corporations.

        C.     The Boards of Directors of October Sun and UPC have each formed a new wholly-owned subsidiary for the purpose of facilitating the closing of the transactions contemplated by the Option Agreement. October Sun has created Anhydride Petroleum (USA) and UPC has formed Newco.

        D.     The Boards of Directors of UPC, Newco, Anhydride Petroleum (USA), Anhydride Canada and October Sun deem it advisable for the mutual benefit of UPC, Newco, Anhydride Petroleum (USA), Anhydride Canada and October Sun, and their respective stockholders, that UPC acquire Anhydride Petroleum (USA) by the merger of Newco with and into Anhydride Petroleum (USA), with Anhydride Petroleum (USA) being the surviving corporation, under the terms and conditions hereinafter set forth, in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(2)(D) or (E) of the Internal Revenue Code of 1986, as amended (the “Code”).

        E.     The Boards of Directors of UPC, Newco, Anhydride Petroleum (USA), Anhydride Canada and October Sun now desire that the transactions contemplated by the Option Agreement be closed pursuant to the terms of this Agreement.

        F.     The Boards of Directors of UPC, Newco, Anhydride Petroleum (USA), Anhydride Canada and October Sun have adopted resolutions authorizing the transactions contemplated by this Agreement.

        NOW THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    Actions to be Taken. Subject to the terms and conditions of this Agreement, including the fulfillment (or waiver) of all conditions to the obligations of the parties contained herein, on the Closing Date (as hereinafter defined) and pursuant to the Colorado Business Corporation Act, C.R.S. 7-101-101, et. seq. (the “Colorado Statute”), the following shall occur:

(a) Newco shall be merged with and into Anhydride Petroleum (USA), (such transaction hereafter referred to as the “Merger”), and Anhydride Petroleum (USA) shall be the surviving corporation (the “Surviving Corporation”). The separate existence and corporate organization of Newco shall cease upon filing of the Articles of Merger (the “Articles of Merger”), in the form attached hereto as Exhibit A, with the Colorado Secretary of State, and thereupon Anhydride Petroleum (USA) and Newco shall be a single corporation.

(b) The Articles of Incorporation of Anhydride Petroleum (USA) attached as Exhibit B hereto shall constitute the articles of incorporation of the Surviving Corporation.

(c) The Bylaws of Anhydride Petroleum (USA) in the form attached as Exhibit C shall constitute the bylaws of the Surviving Corporation.

(d) The officers and directors of Newco immediately prior to the Closing shall become and continue in their offices as the officers and directors of the Surviving Corporation until their successors shall have been elected and qualified.

(e) On the date hereof (the “Closing Date”), the parties shall execute the Exhibits and approve the Schedules to this Agreement. Facsimile signatures may be used for closing. On the Closing Date the Articles of Merger shall be executed and shall be forwarded for filing with the Secretary of State of Colorado as soon as practicable thereafter. The Closing date shall occur no later than April 30, 2002.

        Section 1.2    Conversion of Anhydride Petroleum (USA) Securities; Consideration. As of the Closing Date, by virtue of the Merger and without any action on the part of any holder thereof, all issued and outstanding shares of Anhydride Petroleum (USA) immediately prior to the Closing Date shall be converted into 3,950,000 shares (the “Share Consideration”) of the common stock, par value US$0.001 per share, of UPC (“UPC Common Stock”). As additional consideration, upon the Closing Date, UPC shall:

(a) execute and deliver to October Sun a promissory note, in substantially the form attached hereto as Exhibit D (the “Note”), in the principal sum of US$100,000.00;

(b) guarantee all of the obligations of Anhydride Canada under and in connection with the payment or repayment of the Loan (as defined below), the Promissory Note (as defined below), and the Bonus (as defined below); and

(c) issue to October Sun a warrant to purchase up to 500,000 shares of UPC Common Stock at a price of US$0.01 per share, which warrant shall have a term of one year from and after the Effective Date, and shall be issued pursuant to a Warrant Agreement in substantially the form attached as Exhibit E.

        Section 1.3    Issuance and Delivery of UPC Common Stock. UPC shall cause the issuance of the UPC Common Stock to October Sun (the sole shareholder of Anhydride Petroleum (USA) immediately prior to the Merger), upon surrender of certificates representing shares of Anhydride Petroleum (USA). All shares of UPC Common Stock into which shares of Anhydride Petroleum (USA) are converted at the Closing Date pursuant to Section 1.2 (the “Merger Shares”) shall be deemed, for all corporate purposes, to have been issued by UPC at the Closing Date.

        Section 1.4    Anhydride Petroleum (USA) Stock Transfer Books. At the Closing Date, the stock transfer books of Anhydride Petroleum (USA) shall be closed and no transfer of Anhydride Petroleum (USA) securities shall thereafter be made on such stock transfer books until after the merger of Newco and Anhydride Petroleum (USA) becomes effective. The transfer books of Newco, as they existed immediately prior to the Closing Date, shall become the transfer books of the Surviving Corporation as of the Closing Date, and the sole shareholder of Newco immediately prior to the Closing Date, shall become the sole shareholder of the Surviving Corporation, such that UPC shall be the sole shareholder of the Surviving Corporation, owning 100 shares of its common stock as of the Closing Date.

        Section 1.5    Filing of Merger Documents. As soon as practicable after the Closing Date, October Sun and Newco shall, in accordance with Section 1.1(e), cause the Articles of Merger to be filed with the Secretary of State of Colorado and October Sun, Newco, Anhydride Petroleum (USA), Anhydride Canada, and UPC will take such other and further actions as may be required by the Colorado Statute in connection with such filing and in order to complete the Merger.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

        UPC and Newco represent and warrant to October Sun as follows:

        Section 2.1     Corporate Organization. UPC and Newco are corporations duly organized, validly existing and in good standing under the laws of Colorado and each has all requisite corporate power and authority to own, operate and lease its properties and to conduct its business as it is now being conducted. UPC and Newco have each delivered to October Sun a true and complete copy of their Articles of Incorporation and By-Laws.

        Section 2.2    Capitalization.

(a) The authorized capital stock of UPC consists of 10,000,000 shares of Preferred Stock, par value US$0.001 per share, and 40,000,000 shares of Common Stock, par value US$0.001 per share, of which approximately 7,832,500 shares of Common Stock, not including the Merger Shares to be issued pursuant to this Agreement, and no shares of Preferred Stock were outstanding as of the date of this Agreement. All of the outstanding shares of UPC Common Stock have been validly issued and are fully paid and nonassessable.

(b) The authorized capital stock of Newco consists of 1,000 shares of Common Stock, par value $.001 per share, of which 100 shares are issued and outstanding, all of which are owned of record and beneficially by UPC.

(c) To the best knowledge of UPC management, UPC’s outstanding securities have been issued in compliance with all applicable federal and state securities laws.

        Section 2.3     Authorization, Execution and Delivery. UPC and Newco each has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by UPC and Newco and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action; no other corporate proceedings on the part of UPC are necessary to authorize this Agreement and the transactions contemplated hereby.

        Section 2.4    Compliance with Laws. To the best knowledge of UPC management, the business of UPC is not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a material adverse effect on the financial condition, properties or businesses of UPC taken as a whole.

        Section 2.5    Validity of Merger Shares. All of the Merger Shares to be issued in the Merger pursuant to Section 1.2 will, upon such issuance, be validly issued and outstanding, fully paid and nonassessable. The Merger Shares shall be issued in compliance with all applicable state and federal securities laws.

        Section 2.6     Reaffirmation of acknowledgements set forth in Section 4 of the Option Agreement.

(a) UPC hereby reaffirms and acknowledges that Anhydride Canada or Anhydride Petroleum (USA), in acquiring the Parcels (as defined below), AOC License (as defined below) and AMI (as defined below), will have acquired the Parcels, AOC License, and the AMI subject to the government royalties and a:

1. 9.5% gross overriding royalty interest on the Parcels, AOC Licenses (as defined below) and rights to the AMI (as defined below) due to AOC (as defined below) and October Sun, or its assigns;

2. a right for the Lender (as defined below) to earn an 18.75% working interest before payout in the initial well and a 13.64062% interest after payout, subject to royalties payable to AOC and October Sun as to 9.5% and a 27.25% working interest after payout for AOC;

3. a right for the Lender to participate in the second well drilled within the AMI, including the Parcels, as to a 12.5% working interest before payout and a 10.15625% interest after payout by paying 16.667% of the cost of such well;

4. a right for the Lender to participate in the third well drilled within the AMI, including the Parcels, as to a 12.5% working interest before payout and a 10.15625% interest after payout by paying either 16.667% or 12.5% of the cost of such well;

5. a right for the Lender to participate in all subsequent wells drilled within the AMI, including the Parcels, as to a 12.5% working interest before payout and a 11.71875% working interest after payout by paying 16.667% of the cost of each such well that is the first well drilled on the first ten licenses within the AMI, including the Parcels, and by paying 12.5% of the cost of all other such wells;

6. a right for AOC, or its assigns, to a working interest after payout on the second and third wells located on the Parcels, AOC License and the AMI as to 18.75%;

7. a right for AOC, or its assigns, to participate pro rata, before and after payout, in the fourth and subsequent wells located on the Parcels, AOC License and the AMI as to an 18.75% working interest;

8. a right for October Sun and its assigns to participate in the second and all subsequent wells drilled within the AMI, including the Parcels, as to an 18.75% working interest before payout and a 16.0625% working interest after payout by paying 25% of the costs of each such well; and

9. a right for October Sun and its assigns to participate as to a 6.25% working interest after payout in all wells drilled on the Parcels, AOC License and the AMI.

(b) October Sun hereby reaffirms, acknowledges, and shall have caused AOC to acknowledge, UPC’s right, subject to the right of the Lender described immediately above, to re-enter the initial well on the AOC License whereby UPC shall earn a 100% working interest in such well before payout and a 65% working interest in such well after payout subject to royalties payable to AOC and a 6.25% working interest after payout for October Sun.

(c) UPC acknowledges that all properties acquired within the AMI shall be acquired on the terms and subject to the conditions contained in the exploration agreement dated August 20, 2001, among Anhydride Canada, October Sun, and the Lender.

        Section 2.7     Continuity of Business Enterprise. The Surviving Corporation will continue at least one significant historic business line of Anhydride Petroleum (USA), or use at least a significant portion of Anhydride Petroleum (USA)‘s historic business assets in a business, in each case within the meaning of Treasury Reg. § 1.368-1(d).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF OCTOBER SUN, ANHYDRIDE PETROLEUM (USA), AND ANHYDRIDE CANADA

        October Sun, Anhydride Canada, and Anhydride Petroleum (USA) represent, warrant to, and agree with UPC and Newco, as of the Closing Date, as follows:

        Section 3.1    Actions Completed Prior to the Closing Date. Prior to the Closing date, October Sun, Anhydride Canada, or Anhydride Petroleum (USA) shall have caused the following to occur:

(a) October Sun shall have assigned or otherwise transferred to Anhydride Petroleum (USA) that certain agreement by and between October Sun and the Anhydride Oil Corporation (“AOC”), as amended (the “AOC Agreement”), under which AOC Agreement Anhydride Petroleum (USA) shall acquire certain rights, subject to certain royalties and working interests, to the Alberta Petroleum and Natural Gas License no. 5494040101 (the “AOC License”) as well as an interest in an area of mutual interest (the “AMI”). The AOC Agreement, the AOC License, and the AMI interest may sometimes be referred to herein collectively as the “Anhydride Rights.”

(b) October Sun shall have assigned or otherwise transferred to Anhydride Petroleum (USA) all of the outstanding stock of Anhydride Canada, its wholly-owned subsidiary, such that upon such assignment or transfer, Anhydride Petroleum (USA) shall own all of the issued and outstanding stock of Anhydride Canada, and Anhydride Canada shall become a wholly-owned subsidiary of Anhydride Petroleum (USA).

(c) Anhydride Canada shall have granted a promissory note (the “Promissory Note”) to R.L. Hodgkinson and R. Edwards (collectively, the “Lender”) for the advance by the Lender to Anhydride Canada of up to $300,000 (the “Loan”) and the future payment by Anhydride Canada to the Lender of up to $100,000 (the “Bonus”). Anhydride Canada shall have used the proceeds of the Loan to, among other things, bid on and acquire three petroleum and natural gas parcels, numbered B0160, B0162, and B0163 (the “Parcels”) in the Province of Alberta, Canada.

        Section 3.2    Corporate Organization. October Sun, Anhydride Petroleum (USA), and Anhydride Canada are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each is duly qualified or licensed as a foreign corporation in each other jurisdiction where it owns or leases substantial properties. Anhydride Petroleum (USA) has no subsidiaries other than Anhydride Canada, and Anhydride Canada has no subsidiaries. October Sun is the sole shareholder of Anhydride Petroleum (USA), and Anhydride Petroleum (USA) is the sole shareholder of Anhydride Canada. Each such corporation has the requisite corporate power and authority to own, operate and lease its properties and to conduct its business as it is now being conducted. October Sun, Anhydride Petroleum (USA), and Anhydride Canada, have previously delivered to UPC a true and complete copy of their Articles of Incorporation and Bylaws.

        Section 3.3    Anhydride Petroleum (USA) Capitalization. The authorized capital stock of Anhydride Petroleum (USA) consists of 1,000 shares of Common Stock, par value $.01 per share, of which 100 shares are issued and outstanding, all of which are owned of record and beneficially by October Sun. Except as set forth above, Anhydride Petroleum (USA) does not have any shares of its capital stock issued or outstanding. Anhydride Petroleum (USA) does not have any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating Anhydride Petroleum (USA) to issue shares of its capital stock.

        Section 3.4    Anhydride Canada Capitalization. The authorized capital stock of Anhydride Canada consists of an unlimited number of Class A Voting shares, no par value per share, of which 100 shares are issued and outstanding, all of which are owned of record and beneficially by Anhydride Petroleum (USA). Except as set forth above, Anhydride Canada does not have any shares of its capital stock issued or outstanding. Anhydride Canada does not have any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating Anhydride Canada to issue shares of its capital stock.

        Section 3.5    Authorization, Execution and Delivery. October Sun, Anhydride Canada, and Anhydride Petroleum (USA) each has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by their respective Board of Directors and shareholders, and no other corporate proceedings on the part of October Sun, Anhydride Canada, or Anhydride Petroleum (USA) are necessary to authorize this Agreement and the transactions contemplated hereby. Neither October Sun, Anhydride Canada or Anhydride Petroleum (USA) is subject to or obligated under any charter, by-law or contract provision or any note, mortgage, lease, agreement, bond, indenture, instrument, license, franchise or permit, or subject to any order, judgment, injunction, writ or decree, which would be breached or violated by the execution or consummation of this Agreement. Other than in connection with or in compliance with the provisions and requirements of the Colorado Statute, the 1933 Act , and the securities or blue sky laws of the various states, no authorization, consent or approval of, or filing with, any public body or authority is necessary for the completion by October Sun, Anhydride Canada, or Anhydride Petroleum (USA) of the transactions contemplated by this Agreement.

        Section 3.6    Accuracy of Information. October Sun and Anhydride Canada have previously furnished to UPC financial information concerning October Sun and Anhydride Canada. Such information fairly presents the financial position of October Sun and Anhydride Canada as of the date of such financial information.

        Section 3.7    Absence of Changes. There has not been any material adverse change in the working capital, financial condition, assets, liabilities, reserves, business, operations or prospects of Anhydride Canada or Anhydride Petroleum (USA), and neither Anhydride Canada nor Anhydride Petroleum (USA) has:

(a) waived or surrendered any right of material value;

(b) discharged or satisfied or paid any material lien or encumbrance or debt or obligation other than current liabilities in the ordinary course of business;

(c) authorized or made any capital expenditures or commitments for capital expenditures exceeding in the aggregate $5,000;

(d) assumed, guaranteed, or agreed to assume or guarantee, any material debt, liability or other obligation of any person, firm or corporation;

(e) made, declared or authorized any dividends or other distribution on any shares of the capital stock;

(f) engaged in any material transaction outside the ordinary course of business;

(g) entered into or extended any employment contract with any officer or employee for a term extending beyond the Closing Date;

(h) paid, loaned or advanced (other than the payment of salaries or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any properties or assets to, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in the rules and regulations under the 1933 Act);

(i) made any material change in any method of accounting or accounting practice;

(j) made any material change in any pension, retirement, profit-sharing or other employee benefit plan or arrangement;

(k) incurred any material indebtedness or leasehold expense except in the ordinary course of business;

(l) agreed, whether in writing or otherwise, to do any of the foregoing; or

(m) suffered any damages, destruction or loss, whether or not covered by insurance, materially adversely affecting the business or properties of October Sun and its subsidiaries taken as a whole.

        Section 3.8    Compliance with Laws. To the best knowledge of October Sun’s management, and the management of Anhydride Petroleum (USA) and Anhydride Canada, the business of October Sun, Anhydride Petroleum (USA), and Anhydride Canada is not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, including, but not limited to laws, ordinances or regulations relating to environmental protection, except for violations which either singly or in the aggregate do not and are not expected to have a material adverse effect on Anhydride Canada’s or Anhydride Petroleum (USA)‘s business taken as a whole. There is no past or present violation known to October Sun, Anhydride Canada, or Anhydride Petroleum (USA) of any law, ordinance or regulation relating to environmental protection, whether or not such violation is expected to have a material adverse effect on the business of Anhydride Canada or Anhydride Petroleum (USA).

        Section 3.9    Legal Matters. To the best knowledge of October Sun’s management, and the management of Anhydride Canada or Anhydride Petroleum (USA): (i) there is no material investigation or review by any governmental entity with respect to October Sun, Anhydride Canada, or Anhydride Petroleum (USA) threatened or pending, nor has any governmental entity indicated an intention to conduct the same, and (ii) there is no action, suit or proceeding threatened or pending against or affecting October Sun, Anhydride Canada, or Anhydride Petroleum (USA) or any of its subsidiaries at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either singly or in the aggregate is likely to result in any material change in October Sun’s, Anhydride Canada’s, or Anhydride Petroleum (USA)‘s business.

        Section 3.10    Material Agreements and Plans; ERISA. Attached as Schedule 3.10 hereto is an accurate and complete list setting forth all material leases, contracts, mortgages, deeds of trust, loans, commitments, undertakings and other agreements and plans, including any open contracts and purchase orders, bonus, deferred compensation, pension, profit-sharing, retirement or other benefit plan, to which Anhydride Canada or Anhydride Petroleum (USA) is a party or is subject, and the management of October Sun, Anhydride Canada, or Anhydride Petroleum (USA) does not know of any material default or defaults under any of such agreements or plans on the part of any party subject thereto. Neither Anhydride Canada nor Anhydride Petroleum (USA) now has or ever has had in effect any “Plan” as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) nor incurred any liability under, nor been in violation of, ERISA.

        Section 3.11    Continuation of Business. There are no events, to the best knowledge of October Sun, Anhydride Canada, or Anhydride Petroleum (USA), that threaten to materially disrupt, prevent or impair the conduct of the business of Anhydride Canada or Anhydride Petroleum (USA) or which would disrupt the ability of the Surviving Corporation, as a subsidiary of UPC, to continue to conduct the business currently being conducted by Anhydride Canada or Anhydride Petroleum (USA).

        Section 3.12    Tax Returns. October Sun and each of its subsidiaries have duly filed all tax reports and returns which have been required to be filed by them and have duly paid or adequately reserved for all taxes and other charges shown on such reports and returns to be due or claimed to be due from them by federal, state or other taxing authorities. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any such federal, state, local or other income tax returns for any period.

        Section 3.13    Absence of Undisclosed Liabilities. Neither Anhydride Petroleum (USA) nor Anhydride Canada has any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not disclosed on the Financial Statements. To the best knowledge of October Sun’s management and the management of Anhydride Canada and Anhydride Petroleum (USA), October Sun, Anhydride Canada and Anhydride Petroleum (USA) are in substantial compliance with all laws and regulations applicable to operation of its business and all contracts and agreements by which it is bound.

        Section 3.14    Accounts Receivable. As of the Closing Date all accounts receivable reflected on the books of Anhydride Canada or Anhydride Petroleum (USA) are bona fide, good and collectible and without set-off or counterclaim.

        Section 3.15    Ownership of Anhydride Canada and Anhydride Petroleum (USA) Stock. All of the issued and outstanding shares of Anhydride Canada are owned of record and beneficially by Anhydride Petroleum (USA), and all of the issued and outstanding shares of Anhydride Petroleum (USA) are owned of record and beneficially by October Sun.

        Section 3.16    Employment Practices. Anhydride Canada and Anhydride Petroleum (USA) are each in compliance in all material respects with all federal, state and local laws and regulations respecting the employment of its employees and employment practices, terms and conditions of employment and wages and hours relating thereto. To the best knowledge of October Sun’s management, and the management of Anhydride Canada and Anhydride Petroleum (USA), there are no actual or threatened claims of employees or former employees of Anhydride Canada or Anhydride Petroleum (USA). To October Sun’s knowledge, and the knowledge of Anhydride Canada and Anhydride Petroleum (USA), there are no pending investigations involving Anhydride Canada or Anhydride Petroleum (USA) by the U.S. Department of Labor, or any other governmental agency responsible for the enforcement of such federal, state or local laws and regulations. To the best of October Sun’s knowledge, and the knowledge of Anhydride Canada or Anhydride Petroleum (USA), there is no unfair labor practice charge or complaint against Anhydride Canada or Anhydride Petroleum (USA) pending before the National Labor Relations Board or any strike, picketing, boycott, dispute, slowdown or stoppage pending or, to the best knowledge of October Sun, Anhydride Canada or Anhydride Petroleum (USA) threatened against or involving Anhydride Canada or Anhydride Petroleum (USA) or any predecessor entity, and none has ever occurred. To the best knowledge of October Sun, Anhydride Canada, or Anhydride Petroleum (USA) there is no union organization activity with respect to the employees of Anhydride Canada or Anhydride Petroleum (USA). No collective bargaining agreement or modification thereof is currently being negotiated by Anhydride Canada or Anhydride Petroleum (USA). No grievance or arbitration is pending under any expired or existing collective bargaining agreements of Anhydride Canada or Anhydride Petroleum (USA).

        Section 3.17    Restricted Activities and Transactions. Except as described herein, neither Anhydride Canada nor Anhydride Petroleum (USA) have:

(a) amended its certificate or articles of incorporation or bylaws;

(b) issued, sold, delivered, or agreed to issue, sell or deliver, any shares of any class of capital stock or any securities convertible into any such shares or convertible into securities in turn so convertible, or any options, warrants or other rights calling for the issuance, sale or delivery of any such shares or convertible securities, declare or pay any dividend or make any distribution on its capital stock in cash, stock or property, subdivide shares of capital stock into a greater number of shares, or redeem, repurchase or otherwise acquire any shares of capital stock;

(c) discharged, satisfied or paid any lien, encumbrance, debt or obligation other than in the ordinary course of business;

(d) sell, transfer or otherwise dispose of any of its assets otherwise than in the normal course of business;

(e) incurred, assumed, authorized, or committed to any expenditure(s) in excess of $5,000 in the aggregate other than in the ordinary course of business;

(f) assumed, guaranteed, or agreed to assume or guarantee, any debt, liability or other obligation of any person, firm or corporation; or

(g) acquired control of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing or merge, consolidate or otherwise combine with any other corporation (except as provided for in this Agreement), or enter into any agreement providing for any of the foregoing.

        Section 3.18    Brokerage. No party to this Agreement has retained any broker or finder to assist it in the transactions contemplated hereby, and owes no person a commission, brokerage fee, or finders’ fee as a result hereof. Each party hereby indemnifies and holds the others harmless from any claim for brokerage or finder’s or investment advisor’s fees or commissions arising out of the transactions contemplated hereby by any person claiming to have been engaged by any party hereto.

ARTICLE IV
MUTUAL ACKNOWLEDGEMENTS AND COVENANTS

        Section 4.1     Acknowledgement of Actions taken Prior to the Closing Date October Sun and UPC hereby acknowledge the performance of the following items or obligations pursuant to the terms of the Option Agreement on or prior to the Closing Date:

(a) US$75,000 paid by UPC in satisfaction of UPC’s obligations under Section 2(a) of the Option Agreement;

(b) Issuance of those certain warrants to the persons and in the amounts listed below in satisfaction of UPC’s obligations under Section 2(b) of the Option Agreement:

                                                                     Name:                                                                     Number of Shares:

                                                                    Hodgkinson Equities Corporation                          500,000
                                                                    Robert Edwards                                                      500,000

(c) Issuance of certain options pursuant to the UPC 2000 Stock Option Plan, and in accordance with the term of the form of Option Agreement attached thereto, to the persons and in the amounts listed below, in satisfaction of UPC’s obligations under Sections 2(c) and 2(d) of the Option Agreement;

                                                                     Name:                                                                     Number of Shares:

                                                                    858642 Alberta Ltd.                                                250,000
                                                                    Robert Edwards                                                       250,000

(d) UPC has committed to pay all costs, up to a maximum of US$60,000, for the completion or abandonment of the existing well on the AOC License.

        Section 4.2    Confidentiality. UPC, October Sun, Newco, Anhydride Canada, and Anhydride Petroleum (USA) will use their best efforts to keep confidential any and all information furnished to one of them by the other or such other’s representatives or independent public accountants in connection with the transactions contemplated by this Agreement or the Option Agreement, and the business and financial review and investigation conducted in connection with this Agreement or the Option Agreement, except to the extent any such information may be generally available to the public, and UPC, Newco, October Sun, Anhydride Canada, and Anhydride Petroleum (USA) have each instructed their respective officers, employees and other representatives having access to such information to comply with the obligation of confidentiality. In the event of termination of this Agreement, each of UPC and October Sun will promptly deliver to the other all originals and copies of documents, work papers and other material containing information concerning the other that was obtained from the other or its agents, employees or representatives in connection with such transactions or business and financial review and investigation, whether so obtained before or after the execution hereof, will not use any information so obtained, will not disclose or divulge such information to any other person and will keep confidential any information so obtained; provided, however, that (after reasonable measures have been taken to maintain confidentiality and after giving reasonable notice to the other parties to this Agreement specifying the information involved and the manner and extent of the proposed use of disclosure thereof) (i) any disclosure of such information may be made by a party hereto to the extent required by applicable law or regulation or judicial or regulatory process and (ii) such information may be used by such party as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby. The obligations arising under this Section 4.1 shall survive any termination or abandonment of this Agreement. This paragraph does not abrogate the rights of any party to this Agreement to petition a court for a determination of whether certain information should not be publicly disclosed.

        Section 4.3    Expenses. Whether or not the Merger is consummated, each party shall bear its own costs and expenses in connection with this Agreement.

        Section 4.4    Public Announcements. October Sun and UPC agree, recognizing that UPC has an obligation to disseminate material information to the public and to its shareholders, that they will, to the maximum extent feasible, advise and confer with each other prior to the issuance of any reports, statements or releases (including reports, statements or releases to their respective employees) pertaining to this Agreement and any transaction contemplated by this Agreement.

        Section 4.5    Further Assurances. Each party hereto agrees to execute and deliver such instruments and take such other actions as any other party may reasonably require in order to carry out the intent of this Agreement.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF UPC AND NEWCO

        The obligations of UPC and Newco under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver at the Closing Date of the following conditions:

        Section 5.1    Representations and Warranties True. The representations and warranties of October Sun, Anhydride Canada, and Anhydride Petroleum (USA) contained in this Agreement shall be in all material respects true and accurate as of the date when made and, except for changes expressly contemplated by this Agreement, at and as of the Closing Date as if made at such time.

        Section 5.2    Performance of Covenants. October Sun, Anhydride Canada and Anhydride Petroleum (USA) shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

        Section 5.3    No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or that would limit or affect UPC’s right to the ownership of Anhydride Petroleum (USA) or Anhydride Petroleum (USA)‘s ownership of Anhydride Canada; no suit, action, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against UPC, Newco, October Sun, Anhydride Canada, or Anhydride Petroleum (USA) that challenges the validity or legality, or seeks to restrain the completion, of the transactions contemplated hereby or that seeks damages or other relief in respect thereof or seeks to limit or otherwise affects UPC’s right to the ownership of Anhydride Petroleum (USA) or the ownership of Anhydride Canada by Anhydride Petroleum (USA); and no written advice shall have been received by UPC, Newco, October Sun, Anhydride Canada or Anhydride Petroleum (USA), or their respective counsel, from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is completed or sought to be completed, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect UPC’s right to the ownership of Anhydride Petroleum (USA) or Anhydride Petroleum (USA)‘s ownership of Anhydride Canada.

        Section 5.4    Approvals and Consents. Any consents or approvals of any persons who are parties to contracts or other agreements to which Anhydride Canada or Anhydride Petroleum (USA) are also a party or to which material properties of Anhydride Canada or Anhydride Petroleum (USA) are subject, the granting of which is necessary for the completion of the Merger or for preventing the termination of any right, privilege, license or agreement of Anhydride Canada or Anhydride Petroleum (USA) that is material to the business of Anhydride Canada or Anhydride Petroleum (USA), or to prevent any material loss or disadvantage to the business of Anhydride Canada or Anhydride Petroleum (USA) by reason of the Merger, shall have been obtained, no such consents or approvals shall have imposed a condition to such consent or approval that in the reasonable opinion of UPC is unduly burdensome to the consolidated financial position or operations of UPC or to the business of Anhydride Canada or Anhydride Petroleum (USA).

        Section 5.5    Shareholder Approval and Investment Letters. October Sun shall have approved the Merger and shall have executed an Investment Representation Letter in the form attached hereto as Exhibit F.

        Section 5.6    Certificate. October Sun shall have furnished UPC with copies of the consent minutes of October Sun, Anhydride Canada, and Anhydride Petroleum (USA) in substantially the forms attached hereto as Exhibit G, duly executed, approving the transactions contemplated by this Agreement.

        Section 5.7    Availability of Exemptions. At the Closing Date, UPC shall be reasonably satisfied that an exemption from the registration requirements of the 1933 Act and applicable Blue Sky laws for the Merger existed at the time any offer to the October Sun Shareholders of UPC Common Stock was made and that an exemption continues to exist at the Closing Date.

ARTICLE VI
CONDITIONS TO OCTOBER SUN’S, ANHYDRIDE CANADA’S, AND ANHYDRIDE PETROLEUM (USA)’S OBLIGATIONS

        The obligations of October Sun under this Agreement to complete the Merger shall be subject to the satisfaction, or to the waiver by October Sun in the manner contemplated by Section 12.2, at or before the Closing Date, of the following conditions:

        Section 6.1    Representations and Warranties True. The representations and warranties of UPC and Newco contained in this Agreement shall be in all material respects true and accurate as of the date when made and, except for changes expressly contemplated by this Agreement, at and as of the Closing Date, as if made at such time.

        Section 6.2    Performance of Covenants. UPC and Newco shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by each prior to or at the Closing Date.

        Section 6.3    No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the Merger, no suit, action, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against UPC, Newco or October Sun that challenges the validity or legality, or seeks to restrain the completion of the Merger, and no written advice shall have been received by UPC, Newco, October Sun or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is completed or sought to be completed, be filed seeking to invalidate or restrain the Merger.

        Section 6.4    Approval by UPC’s Board of Directors. UPC’s Board of Directors shall have approved the Merger.

ARTICLE VII
CLOSING; CLOSING DATE

        A closing of the Merger (the “Closing”) will be held upon the execution of this Agreement at the offices of Perkins Coie LLP in Denver, Colorado, or such other place as may be mutually satisfactory to the parties. At such time and place, the documents necessary to complete the transactions contemplated hereby will be exchanged by the parties and, as soon as practicable thereafter, the Articles of Merger will be filed by Anhydride Petroleum (USA) and Newco with the Secretary of State of Colorado. The exchange of documents at Closing may be effected through simultaneous delivery of executed documents in counterpart and by use of facsimile signatures.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

        Section 8.1    Amendment and Modification. To the fullest extent provided by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of October Sun and UPC pursuant to action by their respective officers, duly authorized by their respective Boards of Directors, by an appropriate written instrument executed at any time prior to the Closing Date.

        Section 8.2    Mediation and Arbitration. Any disputes arising in connection with this Agreement shall be resolved first by mediation, and if no resolution can be attained, then by binding arbitration in accordance with the rules of the American Arbitration Association.

        Section 8.3 Waiver of Compliance. To the fullest extent permitted by law, each of UPC, Newco and October Sun may, pursuant to action by its respective officers, duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the others or waive compliance by the others with any of the covenants, or waive any of the conditions to its obligations, contained herein. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 8.4    Survival of Representations and Warranties. The respective representations and warranties of each party hereto contained in Articles II and III shall be extinguished by and shall not survive the Closing. The other representations contained herein shall survive the Closing for a period of two years.

        Section 8.5    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 8.6    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws.

        Section 8.7    Jurisdiction and Venue. Each party hereby irrevocably consents to the jurisdiction and venue of the federal, state and local courts located in the city and county of Denver, Colorado, USA, in connection with any action, suit, or proceeding arising out of or in connection with this Agreement or any of the transactions under this Agreement, and hereby irrevocably waives any objections to jurisdiction and venue of the federal, state and local courts located in the city and county of Denver, Colorado, USA , in connection with any action, suit, or proceeding arising out of or in connection with this Agreement or any of the transactions under this Agreement.

        Section 8.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand or overnight courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered, or on the business day following the day on which sent by overnight courier or on the third business day following the date on which so mailed:

If to UPC or Newco:

                 Uranium Power Corporation
                 475 Howe Street, Suite 206
                 Vancouver, B.C.
                 Canada V6C 2B3
                 Attn: Thornton Donaldson
                 Facsimile: (604) 606-7980

With a copy to:

                 Perkins Coie LLP
                 1899 Wynkoop Street
                 Denver, Colorado 80202
                 Attn: Theresa Mehringer, Esq.
                 Facsimile: (303) 291-2400

If to October Sun:

                 October Sun
                 475 Howe Street, Suite 420
                 Vancouver, B.C.
                 Canada V6C 2B3
                 Attn: George Orr
Facsimile: 604-606-7980

        Section 8.9    Descriptive Headings. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this agreement.

        Section 8.10    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), except as otherwise expressly set forth herein, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and in the event of a conflict between the Option Agreement and the terms of this Agreement, the terms of this Agreement shall control, (b) is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder, and (c) shall not be assignable by operation of law or otherwise, without the written consent of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

                                                                                                                                                 UPC

                                                                                                                                                 URANIUM POWER CORPORATION,
                                                                                                                                                 a Colorado corporation
Attest:

_________________________                                                                                               By:/s/______________________________________
                                                                                                                                                           Thornton Donaldson, President

                                                                                                                                                 NEWCO

                                                                                                                                                 UPC MERGER, INC.,
                                                                                                                                                 a Colorado corporation
Attest:

_________________________                                                                                               By:/s/______________________________________
                                                                                                                                                           Thornton Donaldson, President

                                                                                                                                                 OCTOBER SUN

                                                                                                                                                 OCTOBER SUN,
                                                                                                                                                 a Nevada corporation
Attest:

_________________________                                                                                               By:/s/______________________________________
                                                                                                                                                           Morris Elden E. Schorn, President

                                                                                                                                                 ANHYDRIDE PETROLEUM (USA)

                                                                                                                                                 ANHYDRIDE PETROLEUM (USA), INC.,
                                                                                                                                                 a Colorado corporation
Attest:

_________________________                                                                                               By:/s/______________________________________
                                                                                                                                                           Morris Elden E. Schorn, President

                                                                                                                                                 ANHYDRIDE CANADA

                                                                                                                                                 ANHYDRIDE PETROLEUM (CANADA), INC.,
                                                                                                                                                 a Canadian corporation
Attest:

_________________________                                                                                               By:/s/______________________________________
                                                                                                                                                           Morris Elden E. Schorn, President

EXHIBIT A

[Articles of Merger]

EXHIBIT B

[Articles of Incorporation of Anhydride Petroleum (USA)]

EXHIBIT C

[Bylaws of Anhydride Petroleum (USA), Inc.]

EXHIBIT D

[Note]

EXHIBIT E

[Warrant]

EXHIBIT F

[Investment Representation Letter]

EXHIBIT G

[Consent Minutes of October Sun, Anhydride Canada, and Anhydride Petroleum (USA)]